The Meet Group Announces Selected Preliminary Fourth Quarter and Full Year 2018 Financial Results

--Fourth quarter and full year 2018 revenue and adjusted EBITDA expected to exceed high end of prior outlook

NEW HOPE, Pa. January 8, 2019 – The Meet Group, Inc. (NASDAQ: MEET), a public market leader in the mobile meeting space, today pre-released selected preliminary financial information for its fourth quarter and full year 2018.

For the fourth quarter 2018, the Company expects:

•	Revenue of approximately $52.3 million, above the high end of its prior outlook of $47.8 million to $48.8 million; and

•	Adjusted EBITDA of approximately $10.3 million, above the high end of its prior outlook of $8.7 million to $9.1 million.
Preliminary Financial Results for the full year 2018. The Company expects:

•	Revenue of approximately $178.5 million, above the high end of its prior outlook of $174 million to $175 million; and

•	Adjusted EBITDA of approximately $31.8 million, above the high end of its prior outlook of $30.2 million to $30.6 million.

“We ended 2018 with excellent results across our business,” said Geoff Cook, CEO of The Meet Group. “Video revenue grew in total and across each of our apps in the fourth quarter compared to the third. We exited the year with an annualized video revenue run-rate of $71 million based on the month of December, capping a remarkable year for a product that we launched just 15 months ago.

“Users are enthusiastically embracing our Battles product, which has infused a new level of energy, fun and excitement into Live,” continued Cook. “While it is still very much early days for the product, more than 30,000 battles per day took place in the past week, as livestreamers competed to earn the most diamonds and become the best singer, dancer or battler. Viewer gifting behavior over the same period was strong as total credits given in Battles comprised approximately 15% of Live credits.

“Advertising results in the fourth quarter were also seasonally strong with ad revenue growing approximately 19% from the third quarter of 2018.”

The Company has not yet closed and not yet finalized its financial statement review process for the fourth quarter and full year 2018. As a result, the information in this release is preliminary and based upon information available to the Company as of the date of this release, and thus remains subject to the completion of the normal year-end accounting procedures and adjustments. During the course of the Company’s review process, items may be identified that would require the Company to make adjustments, which could result in changes to our preliminary selected financial information above. As a result, the preliminary selected financial information above is forward-looking information and subject to risks and uncertainties, including possible adjustments to such information. The Company expects to report its fourth quarter and full year 2018 results in March of 2019.

# # #

About The Meet Group
The Meet Group (NASDAQ: MEET) is a portfolio of mobile social entertainment apps designed to meet the universal need for human connection. We leverage a powerful live-streaming video platform, empowering our global community to forge meaningful connections. Our primary apps, MeetMe®, LOVOO®, Skout®, and Tagged®, keep millions of mobile daily active users entertained and engaged and originate untold numbers of casual chats, friendships, dates, and marriages. Our apps, available on iPhone, iPad, and Android in multiple languages, use innovative products and sophisticated data science to let our users stream live video, send gifts, chat, and share photos. The Meet Group has a diversified revenue mix consisting of in-app purchases, subscription, and advertising, and we have offices in New Hope, Philadelphia, San Francisco, Dresden, and Berlin. For more information, visit themeetgroup.com, and follow us on Facebook, Twitter or LinkedIn.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including whether fourth quarter 2018 revenue and Adjusted EBITDA will be as expected, whether full year 2018 revenue and Adjusted EBITDA will be as expected, whether video will continue to grow in total and across each of our apps, whether Battles is still in its early days as a product, whether the number of daily battles will remain as high as the past week or increase, whether viewer gifting behavior will remain as strong as over the same period with respect to total credits given, and whether ad revenue will continue to grow. All statements other than statements of historical facts contained herein are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “project,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the risk that our applications will not function easily or otherwise as anticipated, the risk that we will not launch additional features and upgrades as anticipated, the risk that unanticipated events affect the functionality of our applications with popular mobile operating systems, any changes in such operating systems that degrade our mobile applications’ functionality and other unexpected issues which could adversely affect usage on mobile devices. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K for the year ended December 31, 2017 filed with the SEC on March 16, 2018 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 filed with the SEC on May 7,

2018, August 2, 2018 and November 8, 2018, respectively. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Regulation G – Non-GAAP Financial Measures

The Company uses Adjusted EBITDA, which is not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), in evaluating its financial and operational decision making and as a means to evaluate period-to period comparison. The Company defines Adjusted EBITDA as earnings (or loss) from operations before interest expense, benefit or provision for income taxes, depreciation and amortization, stock-based compensation, warrant obligations, non-recurring acquisition, restructuring or other expenses, gain or loss on cumulative foreign currency translation adjustment, gain on sale of asset, bad debt expense outside the normal range, and goodwill and long-lived asset impairment charges. The Company excludes stock-based compensation because it is non-cash in nature. The Company has not included a GAAP reconciliation of Adjusted EBITDA because such reconciliation could not be produced without unreasonable effort.

Investor Contact:
Leslie Arena
larena@themeetgroup.com
267-714-6418

Media Contact:
Brandyn Bissinger
bbissinger@themeetgroup.com
267-446-7010